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                                                                  EXHIBIT 10.40

                         EXECUTIVE EMPLOYMENT AGREEMENT

         This EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is made as of the 23rd day of January 2004 between MOLDFLOW CORPORATION, a Delaware corporation (the "Company"), and TIMOTHY TRIPLETT ("Executive").

         WHEREAS, the Company and the Executive are parties to a certain Agreement and Plan of Merger dated as of January 23, 2004, by and among the Company, MF Merger Sub I, Inc., American MSI Corporation ("AMSI"), Timothy L. Triplett and Deborah A. Triplett as co-trustees of the Timothy and Deborah Triplett Family Trust, Deborah A. Triplett and Executive (the "Purchase Agreement");

         WHEREAS, it is a condition to the Company's and Executive's obligations under the Purchase Agreement that the Company and Executive enter into this Agreement; and

         WHEREAS, the Company desires to employ Executive and Executive desires to be employed by the Company on the terms contained herein.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. EMPLOYMENT. The term of this Agreement shall extend from the date hereof (the "Commencement Date") until the first anniversary of the Commencement Date and shall automatically be extended for one additional year on each anniversary thereafter unless, not less than 30 days prior to each such date, either party shall have given notice that it does not wish to extend this Agreement; provided further, that, following a Change in Control, the term of this Agreement shall continue in effect for a period of not less than twelve
(12) months beyond the month in which the Change in Control occurred. The term of this Agreement shall be subject to termination as provided in Paragraph 4 and may be referred to herein as the "Period of Employment."

         2. POSITION AND DUTIES. During the Period of Employment, Executive shall serve as the Executive Vice President, Manufacturing Solutions, and shall have such duties as may from time to time be prescribed by the Chief Executive Officer or the Board of Directors of the Company (the "Board"). Executive shall devote his full working time and efforts to the business and affairs of the Company.

         3.       COMPENSATION AND RELATED MATTERS.

                  (a) BASE SALARY AND INCENTIVE COMPENSATION. Executive's initial annual base salary shall be $200,000. Executive's base salary shall be redetermined annually by the Chief Executive Officer, the Board or a Committee thereof. The annual base salary in effect at any given time is referred to herein as "Base Salary." The Base Salary shall be

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         payable in a manner consistent with the general payroll policy of the
         Company. In addition to Base Salary, Executive shall be eligible to participate in such incentive compensation plans and Employee Benefit Plans as the CEO, the Board or a Committee thereof shall determine from time to time. As used herein, the term "Employee Benefit Plans" includes, without limitation, each pension and retirement plan; supplemental pension, retirement and deferred compensation plan; savings and profit-sharing plan; stock ownership plan; stock purchase plan; stock option plan; life insurance plan; medical insurance plan; disability plan; and health and accident plan or arrangement established and maintained by the Company.

                  (b) VACATIONS. Executive shall be entitled to twenty (20) paid vacation days in each fiscal year, which shall be accrued ratably during the fiscal year, and Executive shall also be entitled to all paid holidays given by the Company to its executives.

                  (c) ADDITIONAL BENEFITS. The Company will reimburse the Executive for the cost of a supplemental policy of long-term disability insurance for the Executive; provided that such policy can be purchased under normal terms and conditions given the age of the Executive.

                  (d) INDEMNIFICATION AND DIRECTORS' AND OFFICERS' INSURANCE. During Executive's employment and for the period of time following termination of the Executive for any reason during which time Executive could be subject to any claim based on his position in the Company, Executive shall receive the maximum indemnification protection from the Company as permitted by the Company's by-laws and shall receive directors' and officers' insurance coverage equivalent to that which is provided to any other director or officer of the Company.

         4. TERMINATION. Except for termination as specified in Subparagraph 4(a), any termination of Executive's employment by the Company or any such termination by Executive shall be communicated by written notice of termination to the other party hereto (a "Notice of Termination"). Executive's employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

                  (a) DEATH. Executive's employment hereunder shall terminate upon his death.

                  (b) DISABILITY. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from his duties hereunder on a full-time basis for one hundred eighty
         (180) calendar days in the aggregate in any twelve (12) month period, the Company may terminate Executive's employment hereunder.

                  (c) TERMINATION BY COMPANY FOR CAUSE. At any time during the Period of Employment, the Company may terminate Executive's employment hereunder for Cause if such termination is approved by not less than a majority of the Company's Board of Directors. For purposes of this Agreement, "Cause" shall mean: (A) conduct by Executive constituting a material act of willful misconduct in connection with the

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         performance of his duties; (B) criminal or civil conviction of
         Executive, a plea of nolo contendere by Executive or conduct by Executive that would reasonably be expected to result in material injury to the reputation of the Company if he were retained in his position with the Company; (C) continued, willful and deliberate non-performance by Executive of his duties hereunder (other than by reason of Executive's physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice of such non-performance from the Board; or (D) a breach by Executive of any of the provisions contained in Paragraph 7 of this Agreement or Paragraph 5.2 of the Purchase Agreement.

                  (d) TERMINATION WITHOUT CAUSE. At any time during the Period of Employment, the Company may terminate Executive's employment hereunder without Cause if such termination is approved by a majority of the Company's Board of Directors. Any termination by the Company of Executive's employment under this Agreement which does not constitute a termination for Cause under Subparagraph 4(c) or result from the death or disability of the Executive under Subparagraphs 4(a) or (b) shall be deemed a termination without Cause. If the Company provides notice to Executive under Paragraph 1 that it does not wish to extend the Period of Employment, such action shall be deemed a termination without Cause.

                  (e) TERMINATION BY EXECUTIVE. At any time during the Period of Employment, Executive may terminate his employment hereunder for any reason.

                  (f) DATE OF TERMINATION. "Date of Termination" shall mean: (A) if Executive's employment is terminated by his death, the date of his death; (B) if Executive's employment is terminated under Subparagraph 4(b) or under Subparagraph 4(c), the date on which Notice of Termination is given; (C) if Executive's employment is terminated by the Company under Subparagraph 4(d), thirty (30) days after the date on which a Notice of Termination is given; and (D) if Executive's employment is terminated by Executive under Subparagraph 4(e), thirty
         (30) days after the date on which a Notice of Termination is given.

         5.       COMPENSATION UPON TERMINATION OR DURING DISABILITY.

                  (a) If Executive's employment terminates by reason of his death, the Company shall, within ninety (90) days of the Date of Termination, pay in a lump sum amount to such person as Executive shall designate in a notice filed with the Company or, if no such person is designated, to Executive's estate, Executive's accrued and unpaid Base Salary and accrued vacation to the date of his death, plus his accrued and unpaid incentive compensation (including any bonus payment if any, under Subparagraph 3(a) that is earned with respect to any financial period but which has not yet been authorized for payment by the Board of Directors or any committee thereof, which shall be paid if and when it is so authorized by the Board of Directors). Upon the Date of Termination, all stock options which would otherwise vest over the next twelve (12) months shall immediately vest in Executive's estate or other legal representatives and become

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         exercisable, and Executive's estate or other legal representatives shall have twelve (12) months from the Date of Termination or the remaining option term, if earlier, to exercise all such stock options granted to Executive. All other stock-based grants and awards held by Executive shall be canceled upon the death of Executive in accordance with their terms. For a period of one (1) year following the Date of Termination, the Company shall pay such health and dental insurance premiums as may be necessary to allow Executive's spouse and dependents to receive health and dental insurance coverage substantially similar to coverage they received immediately prior to the Date of Termination. In addition to the foregoing, any payments to which Executive's spouse, beneficiaries, or estate may be entitled under any Employee Benefit Plan shall also be paid in accordance with the terms of such plan. Such payments, in the aggregate, shall fully discharge the Company's obligations hereunder.

                  (b) During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, Executive shall continue to receive his Base Salary and other compensation and benefits provided hereunder. If Executive's employment is terminated by the Company pursuant to Paragraph 4(b), then the Company shall, through the Date of Termination, pay Executive his accrued and unpaid Base Salary plus accrued vacation, at the rate in effect at the time Notice of Termination is given, plus accrued and unpaid incentive compensation (including any bonus payment if any, under Subparagraph 3(a), that is earned with respect to any financial period but which has not yet been authorized for payment by the Board of Directors or any committee thereof which shall be paid if and when it is so authorized by the Board of Directors). Upon the Date of Termination, all stock options which would otherwise vest over the next twelve (12) months shall immediately vest and become exercisable, and Executive shall have twelve (12) months from the Date of Termination or the remaining option term, if earlier, to exercise all such stock options granted to Executive. All other stock-based grants and awards held by Executive shall vest or be canceled upon the Date of Termination in accordance with their terms. For a period of one (1) year following the Date of Termination, the Company shall pay such health and dental insurance premiums as may be necessary to allow Executive and Executive's spouse and dependents to receive health and dental insurance coverage substantially similar to coverage they received prior to the Date of Termination. In addition to the foregoing, any payments to which Executive may be entitled under any Employee Benefit Plan shall also be paid in accordance with the terms of such plan. Such payments, in the aggregate, shall fully discharge the Company's obligations hereunder.

                  (c) If Executive's employment is terminated by Executive as provided in Subparagraph 4(e) (including where Executive provides notice to the Company under Paragraph 1 that he does not wish to extend the Period of Employment), then the Company shall, through the Date of Termination, pay Executive his accrued and unpaid Base Salary plus accrued vacation, at the rate in effect at the time Notice of Termination is given. Thereafter, the Company shall have no further obligations to Executive except as otherwise expressly provided under this Agreement. In addition, all vested but unexercised stock options held by Executive as of the Date of Termination must be

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         exercised by Executive within three (3) months following the Date of
         Termination or by the end of the option term, if earlier. All other stock-based grants and awards held by Executive shall vest or be canceled upon the Date of Termination in accordance with their terms. Notwithstanding the foregoing, if the Company determines that the Executive is in breach of any of the provisions contained in Paragraph 7 of this Agreement or any of the provisions contained in Section 5.2 of the Purchase Agreement during the three (3) month period from the Date of Termination, then all stock options held by the Executive shall immediately terminate and be of no further force and effect.

                  (d) If Executive's employment is terminated by the Company without Cause as provided in Subparagraph 4(d), then the Company shall, through the Date of Termination, pay Executive his accrued and unpaid Base Salary plus accrued vacation, at the rate in effect at the time Notice of Termination is given, and his accrued and unpaid incentive compensation (including any bonus payment if any, under Subparagraph 3(a), that is earned with respect to any financial period but which has not yet been authorized for payment by the Board of Directors or any committee thereof which shall be paid if and when it is so authorized by the Board of Directors). In addition, subject to signing by Executive of a general release of claims in a form and manner satisfactory to the Company, the Company shall provide the following benefits to Executive:

                           (i) The Company shall pay Executive an amount equal to one (1) times the sum of (A) the Executive's Base Salary in effect on the Date of Termination, and (B) the Executive's average annual bonus or other variable cash compensation (including commissions) over the five (5) fiscal years immediately prior to the year of termination (the "Termination Amount"). Notwithstanding the foregoing, in the event that the Executive shall have been employed with the Company (not to include the Executive's previous employment with AMSI, prior to the date of this Agreement) for less than five (5) fiscal years immediately prior to the year of termination, then in such case the Termination Amount shall be calculated as the average annual bonus or other variable cash compensation (including commissions) over the number of full fiscal years that Executive was employed by the Company prior to the year of termination. The Termination Amount shall be calculated by the Company within ten (10) business days following the Date of Termination and communicated to the Executive in writing and shall then be paid out in accordance with the Company's standard payroll practices, in equal installments over twelve (12) months following the Date of Termination. Notwithstanding the foregoing, if the Company determines that the Executive is in breach of any of the provisions contained in Paragraph 7 of this Agreement or any of the provisions contained in Section 5.2 of the Purchase Agreement during the period over which the Termination Amount is being paid, then all further payments of the Termination Amount shall immediately cease.

                           (ii) Upon the Date of Termination, all stock options which would otherwise vest over the next twelve (12) months shall immediately vest and become exercisable, and Executive shall have twelve (12) months from the Date of Termination or the remaining option term, if earlier, to exercise all such stock options granted to

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         Executive. All other stock-based grants and awards held by Executive shall be canceled upon the Date of Termination in accordance with their terms. Notwithstanding the foregoing, if the Company determines that the Executive is in breach of any of the provisions contained in Paragraph 7 of this Agreement or any of the provisions contained in
         Section 5.2 of the Purchase Agreement during the twelve (12) month period from the Date of Termination, then all stock options held by the Executive shall immediately terminate and be of no further force and effect.

                           (iii) The Company shall, for a period of one (1) year commencing on the Date of Termination, pay such health and dental insurance premiums as may be necessary to allow Executive and Executive's spouse and dependents to continue to receive health and dental insurance coverage substantially similar to coverage they received prior to the Date of Termination. In addition to the foregoing, any payments to which Executive may be entitled under any Employee Benefit Plan shall also be paid in accordance with the terms of such plan. Notwithstanding the foregoing, if the Company determines that the Executive is in breach of any of the provisions contained in Paragraph 7 of this Agreement or any of the provisions contained in
         Section 5.2 of the Purchase Agreement during the period over which payments are being made pursuant to this Subparagraph 5(d)(iii), then all further payments under this Subparagraph 5(d)(iii) shall immediately cease.

                  (e) If Executive's employment is terminated by the Company for Cause as provided in Subparagraph 4(c), then the Company shall, through the Date of Termination, pay Executive his accrued and unpaid Base Salary, plus accrued vacation, at the rate in effect at the time Notice of Termination is given. Thereafter, the Company shall have no further obligations to Executive except as otherwise expressly provided under this Agreement. In addition, all stock options held by Executive as of the Date of Termination shall cease to vest as of the Date of Termination and Executive shall have thirty (30) days from the Date of Termination or the remaining option term, if earlier, to exercise all such vested stock options. All other stock-based grants and awards held by Executive shall be canceled upon the Date of Termination in accordance with their terms. Notwithstanding the foregoing, if the Company determines that the Executive is in breach of any of the provisions contained in Paragraph 7 of this Agreement or any of the provisions contained in Section 5.2 of the Purchase Agreement during the thirty (30) day period from the Date of Termination, then all stock options held by the Executive shall immediately terminate and be of no further force and effect.

                  (f) Nothing contained in the foregoing Subparagraphs 5(a) through 5(e) shall be construed so as to affect Executive's rights or the Company's obligations relating to agreements or benefits that are unrelated to termination of employment.

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         6.       CHANGE IN CONTROL BENEFIT. Upon a Change in Control of the
Company, the following provisions shall apply and, in the event of the termination of Executive's employment without Cause following such Change in Control, shall apply in lieu of, and expressly supersede, the provisions of Subparagraph 5(d).

                  (a)      CHANGE IN CONTROL.

                           (i) In the event that within twelve (12) months following a Change in Control, the Executive terminates his employment for Good Reason (as defined below) or if the Executive's employment is terminated by the Company without Cause, the Company shall pay Executive an amount equal to 1.5 times the sum of (A) the Executive's Base Salary in effect on the Date of Termination, and (B) the Executive's cash bonus or other variable cash compensation (including commissions) that would be payable to the Executive during the fiscal year in which the Change in Control occurred if the Company and the Executive had met all of the targets required for a full payment of such cash bonus or other variable cash compensation (collectively, the "Severance Amount"). The Severance Amount shall be calculated by the Company within ten (10) business days following the Date of Termination and communicated to the Executive in writing and shall then be paid out in accordance with the Company's standard payroll practices, in equal installments over the eighteen (18) months following the Date of Termination. Notwithstanding the foregoing, if the Company determines that the Executive is in breach of any of the provisions contained in Paragraph 7 of this Agreement or any of the provisions contained in
         Section 5.2 of the Purchase Agreement during the period over which the Severance Amount is being paid, then all further payments of the Severance Amount shall immediately cease. Furthermore, in the event Executive terminates his employment for Good Reason, he shall be entitled to the Severance Amount only if he provides the Notice of Termination within sixty (60) days after the occurrence of the event or events which constitute such Good Reason.

                           (ii) Notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, upon a Change in Control, all stock options and other stock-based awards granted to Executive by the Company shall immediately accelerate and become exercisable or non-forfeitable as of the effective date of such Change in Control. Executive shall also be entitled to any other rights and benefits with respect to stock-related awards, to the extent and upon the terms provided in the employee stock option or incentive plan or any agreement or other instrument attendant thereto pursuant to which such options or awards were granted. Notwithstanding the foregoing, if the Company determines that the Executive is in breach of any of the provisions contained in Paragraph 7 of this Agreement or any of the provisions contained in Section 5.2 of the Purchase Agreement, then all stock options held by the Executive shall immediately terminate and be of no further force and effect.

                           (iii) The Company shall, for a period of one (1) year commencing on the Date of Termination, pay such health and dental insurance premiums as may be necessary to allow Executive and Executive's spouse and dependents to continue to

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         receive health and dental insurance coverage substantially similar to the coverage they received prior to the Date of Termination. Notwithstanding the foregoing, if the Company determines that the Executive is in breach of any of the provisions contained in Paragraph 7 of this Agreement or any of the provisions contained in Section 5.2 of the Purchase Agreement during the period over which payments are being made pursuant to this Subparagraph 6(a)(iii), then all further payments under this Subparagraph 6(a)(iii) shall immediately cease.

                  (b) DEFINITIONS. For purposes of this Paragraph 6, the following terms shall have the following meanings:

         "CHANGE IN CONTROL" shall mean any of the following:

                           (a) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Act") (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any Employee Benefit Plan or trust of the Company or any of its subsidiaries), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of either
                           (A) the combined voting power of the Company's then outstanding securities having the right to vote in an election of the Company's Board of Directors ("Voting Securities"), or (B) the then outstanding shares of the Company's common stock, par value $0.01 per share ("Common Stock") (other than as a result of an acquisition of securities directly from the Company); or

                           (b) persons who, as of the Commencement Date, constitute the Company's Board of Directors (the "Incumbent Directors") cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board of Directors, provided that any person becoming a director of the Company subsequent to the Commencement Date shall be considered an Incumbent Director if such person's election was approved by, or such person was nominated for election by, a vote of at least a majority of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

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                           (c)      the stockholders of the Company shall
                           approve (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the voting shares of the company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, or (C) any plan or proposal for the liquidation or dissolution of the Company.

         Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred for purposes of the foregoing clause (a) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Common Stock or other Voting Securities outstanding, increases the proportionate number of shares beneficially owned by any person to forty percent (40%) or more of either (A) the combined voting power of all of the then outstanding Voting Securities or (B) the outstanding shares of Common Stock; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities or Common Stock (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns forty percent (40%) or more of either (A) the combined voting power of all of the then outstanding Voting Securities or (B) the outstanding shares of Common Stock, then a "Change in Control" shall be deemed to have occurred for purposes of the foregoing clause (a).

         "GOOD REASON" shall mean any of the following:

                           (a)      a substantial diminution or other
                           substantive adverse change, not consented to by Executive, in the nature or scope of Executive's responsibilities, authorities, powers, functions or duties;

                           (b)      any removal, during the Period of
                           Employment, from Executive of his title as set forth in Paragraph 2 of this Agreement;

                           (c) an involuntary reduction in Executive's Base Salary except for across-the-board reductions similarly affecting all or substantially all management employees;

                           (d) a breach by the Company of any of its other material obligations under this Agreement and the failure of the Company to cure such breach within thirty (30) days after written notice thereof by Executive;

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                           (e)      the involuntary relocation of the Company's
                           offices at which Executive is principally employed or the involuntary relocation of the offices of Executive's primary workgroup to a location more than thirty (30) miles from such offices, or the requirement by the Company that Executive be based anywhere other than the Company's offices at such location on an extended basis, except for required travel on the Company's business to an extent substantially consistent with Executive's business travel obligations; or

                           (f) the failure of the Company to obtain the agreement from any successor to the Company to assume and agree to perform this Agreement as required by Paragraph 9.

         7.       CONFIDENTIALITY, ASSIGNMENT OF INVENTIONS, ETC.

                  (a) Executive acknowledges that, in order for him to perform his duties properly, the Company will from time to time entrust Executive with certain trade secrets and confidential information in relation to the Company and the Company's activities (the "Confidential Information"). Such Confidential Information may be in tangible or intangible form. The Confidential Information includes, but is not limited to, source code; object code; operational and functional features and limitations of the Company's software; the Company's research and development plans and activities; the Company's manufacturing and production plans and activities; the prices, terms and conditions of the Company's contracts with its customers; the identities, needs and requirements of the Company's customers; the Company's pricing policies and price lists; the Company's business plans and strategies; the Company's marketing plans and strategies; and personnel information and financial information regarding the Company. Executive further acknowledges that the development or acquisition of such Confidential Information is the result of great effort and expense by the Company and the Confidential Information is critical to the survival and success of the Company and that the unauthorized disclosure or use of the Confidential Information would cause the Company irreparable harm.

                  (b) Executive agrees that during the Period of Employment with the Company and thereafter, he will not disclose the Confidential Information or use it in any way, except on behalf of the Company, whether or not such Confidential Information is produced by Executive's own efforts. This undertaking will not apply to any Confidential Information which is (i) publicly known through no unauthorized act of Executive, (ii) approved by the Company for disclosure, or (iii) the subject matter of a lawful request or subpoena by and within the authority of a court or governmental agency or other body. Executive further agrees, upon termination of his employment for any reason, to deliver to Company on or prior to his last day of employment, all Confidential Information (in whatever form, including notes, drawings, files, computer records or other means, and wherever located, including Executive's office, home, personal computer or internet web

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         site), whether or not such Confidential Information was produced by
         Executive's own efforts, and to refrain from making, retaining, destroying or distributing copies thereof.

                  (c) Any invention, discovery, development, improvement, procedure, writing, work or design (collectively referred to herein as "invention or discovery") that relates to any aspect of the business of the Company, or results from any work performed on the premises of the Company or by use of the facilities, equipment or services of other employees of the Company, whether patentable, copyrightable or not and that is made or discovered by Executive individually or jointly with any other person or persons during the Period of Employment, whether on Company business hours or not, shall be promptly disclosed to the Company. All such inventions and discoveries shall be the sole property of the Company. Any such invention or discovery shall be considered work made for hire. Executive hereby assigns to the Company all right, title and interest to any such invention or discovery.

                  (d) In the event that any such invention or discovery shall be determined by the Company in its sole discretion to be of a patentable nature or to contain material subject to copyright or trademark protection, Executive, whether or not then employed by the Company, will assist the Company or its nominee to obtain, maintain and enforce copyrights, trademarks or patents in the United States of America and in any and all countries so designated, all at the expense of the Company. Executive will supply evidence, give testimony, sign all papers and do all other legal and proper things which Executive or its nominees may deem necessary for obtaining, maintaining and enforcing its copyrights, trademarks and patents and for vesting in Executive or its nominee full title thereto. Executive hereby irrevocably appoints the Company to be his attorney in fact and, in his name and on his behalf, to execute all such instruments and take all other actions and generally to use his name for the purpose of giving to the Company the full benefit of the provisions of this Subparagraph.

                  (e) The assignment of any invention or discovery under this Paragraph 7 shall not extend to inventions or discoveries, the assignment of which is prohibited by California Labor Code Paragraph 2870, which provides as follows:

                           (i) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

                                    (A)      Relate at the time of conception or
                  reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

                                    (B)      Result from any work performed by
                  the employee for his employer.

                           (ii) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision
         (i), the provision is against the public policy of this state and is unenforceable.

                  (f) Executive agrees, upon request by the Company, or termination of his employment for any reason, promptly to deliver to the Company all files, computer files or databases, books, documents, computer disks or tapes, and other property prepared by or on behalf of the Company or purchased with Company funds, and to refrain from making, retaining, destroying or distributing copies thereof.

                  (g) Executive represents and warrants to the Company that the execution of this Agreement by him, his performance of his obligations hereunder and his employment by the Company will not, with or without the giving of notice or the passage of time, conflict with, result in the breach or termination of, or constitute default under, any agreement to which Executive is party or by which he is or may be bound.

                  (h) The provisions of this Paragraph 7 shall survive the termination of the Executive's employment with the Company regardless of the manner of such termination, and shall be binding on Executive and his heirs, executors and administrators.

                  (i) Anything herein to the contrary notwithstanding, any confidential/proprietary/trade secrets information and inventions agreement(s) between Executive AMSI, or any predecessor thereto, will remain in effect as it pertains to subject matters existing prior to the date of Purchase Agreement. Further, nothing in this Agreement shall diminish or modify any obligations Executive owes to the Company as set forth in Section 5.2 of the Purchase Agreement.

                  (j) References in this Paragraph 7 to the "Company" shall refer to Moldflow Corporation, a Delaware corporation, and all current and future United States and foreign subsidiaries, divisions and affiliates

         8. NOTICE. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

                  if to the Executive:
                  At his home address as shown
                  in the Company's personnel records;

                  if to the Company:

                  Moldflow Corporation
                  430 Boston Post Road

                  Wayland, MA  01778
                  Attention: Chief Executive Officer
                  Copy to: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         9. SUCCESSOR TO COMPANY. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company in a transaction constituting a Change in Control to expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment following such Change in Control.

         10. MISCELLANEOUS. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and such officer of the Company as may be specifically designated by the Board of Directors. No agreements or representations, oral or otherwise, express or implied, unless specifically referred to herein, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction, and performance of this Agreement shall be governed and construed by and in accordance with the substantive law of California, excluding, however such laws pertaining to conflict of laws.

         11. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         12. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         13. ARBITRATION; OTHER DISPUTES. In the event of any dispute or controversy arising under or in connection with this Agreement, the parties shall first try in good faith for a period of 30 days to settle such dispute or controversy by mediation under the applicable rules of the American Arbitration Association before resorting to arbitration. Following such time period, the parties will settle any remaining dispute or controversy exclusively by arbitration in Boston, Massachusetts in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding the above, the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of Paragraph 7 of this Agreement.

         14. LITIGATION AND REGULATORY COOPERATION. During and after Executive's employment, Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Executive was employed by the Company; provided, however, that such cooperation shall not materially and adversely affect Executive or expose Executive to an increased probability of civil or criminal litigation. The Company shall also provide Executive with compensation on an hourly basis (to be derived from his Base Salary) for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse Executive for all costs and expenses incurred in connection with his performance under this Paragraph 14, including, but not limited to, reasonable attorneys' fees and costs.

                         (Signatures on following page)

         IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

                                                   MOLDFLOW CORPORATION

                                                   By: /s/ A. Roland Thomas
                                                       -------------------------
                                                      A. Roland Thomas
                                                      President and Chief
                                                       Executive Officer

                                                   EXECUTIVE

                                                   /s/ Timothy Triplett
                                                   -----------------------------
                                                    Timothy Triplett

               [SIGNATURE PAGE TO EXECUTIVE EMPLOYMENT AGREEMENT]